Exhibit 4.1

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Acceptance Agreement”), dated as of May 25, 2021, by and among WFN Credit Company, LLC, a Delaware limited liability company (the “Company”), U.S. Bank Trust National Association, a national banking association (the “Resigning Trustee”) and Citicorp Trust Delaware, National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”).  Terms used and not defined herein are used as incorporated in the Trust Agreement referenced below, or if not defined therein, in Annex A to the Master Indenture, dated as of August 1, 2001 (as amended, supplemented and otherwise modified to date, the “Indenture”), between World Financial Network Credit Card Master Note Trust, as issuer, and MUFG Union Bank, N.A., as indenture trustee (the “Indenture Trustee”).

WHEREAS, the Company and the Resigning Trustee are parties to a Trust Agreement, dated as of July 27, 2001 and amended and restated as of August 1, 2001 (as so amended and restated, the “Trust Agreement”), of World Financial Network Credit Card Master Note Trust (the “Issuer”);

WHEREAS, the Issuer has previously issued certain series of securities under the Indenture, of which the series listed on Exhibit A hereto remain outstanding as of the date hereof, and may from time to time hereafter issue additional series of securities;

WHEREAS, the Company appointed the Resigning Trustee as Owner Trustee under the Trust Agreement;

WHEREAS, Section 9.2 of the Trust Agreement provides that the Owner Trustee may at any time resign with respect to its role by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Owner Trustee of its appointment as successor Owner Trustee;

WHEREAS, Section 9.2 of the Trust Agreement provides that, if the Owner Trustee shall resign, the Company shall promptly appoint a successor.

WHEREAS, Section 9.3 of the Trust Agreement provides that any successor Owner Trustee shall deliver a written acceptance of its appointment to the Resigning Trustee and to the Company, and thereupon the resignation of the Resigning Trustee shall become effective, and the successor Owner Trustee shall have all of the rights, powers and duties of the Owner Trustee under such Trust Agreement.

WHEREAS, the Resigning Trustee desires to resign as Owner Trustee under the Trust Agreement;

WHEREAS, the Company desires to appoint Successor Trustee as successor owner trustee to succeed the Resigning Trustee in such capacity under the Trust Agreement; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor owner trustee under the Trust Agreement;

NOW, THEREFORE, the Company, the Resigning Trustee and the Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

1. THE RESIGNING TRUSTEE:

1.1     Pursuant to Section 9.2 of the Trust Agreement, on the date hereof, Resigning Trustee hereby notifies the Company that Resigning Trustee is resigning as Owner Trustee under the Trust Agreement.

1.2     Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)
It has performed and fulfilled prior to the date hereof, each of its duties, obligations and responsibilities required of the Resigning Trustee, in its capacity as owner trustee under the Trust Agreement.

(b)	No covenant or condition contained in the Trust Agreement has been waived by Resigning Trustee.

(c)
There is no action, suit or proceeding pending or, to the best knowledge of responsible officers of Resigning Trustee, threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Owner Trustee under the Trust Agreement.

(d)	As of the effective date of this Acceptance Agreement, Resigning Trustee will hold no moneys or property under the Trust Agreement.

(e)	As of the effective date of this Acceptance Agreement, Resigning Trustee has not executed, authenticated or delivered any certificate representing a beneficial interest in the Issuer.

(f)
This Acceptance Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(g)
To the best knowledge of responsible officers of the Resigning Trustee, no event has occurred and is continuing which is, or after notice or lapse of time or both would become an Event of Default under the Indenture.

1.3     Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Trust Agreement and all rights, powers and trusts of the Owner Trustee (except for fees and expenses of the Owner Trustee collected prior to the date hereof) under the Trust Agreement.  Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to the Owner Trustee as Owner Trustee under the Trust Agreement.

1.4.     Any fees and expenses (including without limitation, fees and expenses of counsel) incurred by the Resigning Trustee in complying with the requirements set forth in Section 1.3 above of the Successor Trustee shall be invoiced to, and paid by, the Company on or prior to the date hereof.

1.5     Notwithstanding this Acceptance Agreement and the resignation of the Resigning Trustee, the Resigning Trustee shall retain all rights and entitlements relating to its service as Owner Trustee under the Trust Agreement arising or accruing on or before the effective date of this Acceptance Agreement, including without limitation, all entitlements to the payment of its fees and reimbursement of its expenses (including without limitation, fees and expenses of counsel), regardless of when such amounts become payable or are paid.

2. THE COMPANY:

2.1    The Company hereby accepts the resignation of Resigning Trustee as Owner Trustee under the Trust Agreement and waives the requirement of advance notice thereof set forth in Section 9.2 the Trust Agreement.

2.2     The Company hereby certifies that it has duly authorized certain officers or other representatives to: (a) accept Resigning Trustee’s resignation as Owner Trustee under the Trust Agreement; (b) appoint Successor Trustee as Owner Trustee under the Trust Agreement; and (c) amend, execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Owner Trustee under the Trust Agreement.

2.3     The Company hereby appoints Successor Trustee as Owner Trustee under the Trust Agreement to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Resigning Trustee under the Trust Agreement with like effect as if originally named as Owner Trustee in the Trust Agreement.

2.4     The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	It is an organization duly and validly organized and existing pursuant to the laws of its jurisdiction of organization.

(b)	The Trust Agreement was validly and lawfully executed and delivered by it.

(c)
It has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each of its covenants, agreements, conditions, obligations and responsibilities under the Trust Agreement.

(d)	Other than as set forth in Section 2.1, no covenant or condition contained in the Trust Agreement has been waived by the Company.

(e)
There is no action, suit or proceeding pending or, to the best of its knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission by it under the Trust Agreement.

(f)	This Acceptance Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(g)	All conditions precedent relating to the appointment of Citicorp Trust Delaware, National Association as Successor Trustee under the Trust Agreement have been complied with by it.

3. THE SUCCESSOR TRUSTEE:

3.1     Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)
It is a national banking association duly organized and validly existing in good standing under the federal laws of the United States, and it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Acceptance Agreement.

(b)
This Acceptance Agreement has been duly authorized, executed and delivered on its behalf and will constitute its legal, valid and binding obligation, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity and except for any other limitations or qualifications customarily set out in legal opinions of recognized and reputable counsel in the relevant jurisdiction with respect to the enforceability of agreements of this nature.

3.2     Successor Trustee hereby accepts its appointment as successor owner trustee under the Trust Agreement and accepts the rights, powers, duties and obligations of Resigning Trustee as Owner Trustee under the Trust Agreement, upon the terms and conditions set forth therein, with like effect as if originally named as Owner Trustee under the Trust Agreement.

3.3     Successor Trustee is eligible under the provisions of Section 9.1 of the Trust Agreement to act as Owner Trustee under the Trust Agreement.

4. MISCELLANEOUS:

4.1     This Acceptance Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of May 25, 2021.

4.2     Resigning Trustee hereby acknowledges receipt of payment in full of compensation for all services rendered by Resigning Trustee in its capacity as Owner Trustee under the Trust Agreement and reimbursement in full of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Owner Trustee in accordance with the provisions of the Trust Agreement.  Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it.  The Company acknowledges its obligation set forth in Section 7.1 of the Trust Agreement to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of Resigning Trustee and arising out of or in connection with the Trust Agreement (which obligation shall survive the execution hereof).

4.3     The parties hereto agree that the Successor Trustee shall have no liability for any actions taken or omitted to be taken by the Resigning Trustee while it served as the Owner Trustee under the Trust Agreement or any other event or action related to the Trust Agreement that occurred prior to the date hereof.

4.4     This Acceptance Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof that would result in the application of laws of any other jurisdiction.

4.5     This Acceptance Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

4.6     No party hereto shall at any time institute against the Company, or solicit or join or cooperate with or encourage any institution against the Company of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligation relating to this Acceptance Agreement or the Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Acceptance Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

WFN CREDIT COMPANY, LLC

By: /s/ Michael Blackham
Name: Michael Blackham
Title: Treasurer

U.S. BANK TRUST NATIONAL ASSOCIATION, as Resigning Trustee

By: /s/ Jessica J. Elliot
Name: Jessica J. Elliot
Title: Vice President

CITICORP TRUST DELAWARE, NATIONAL ASSOCIATION,
as Successor Trustee

By: /s/ Jason Concavage
Name: Jason Concavage
Title: Senior Vice President

EXHIBIT A

1.	Series 2009-VFN, issued pursuant to that certain Fourth Amended and Restated Series 2009-VFN Indenture Supplement, dated as of February 8, 2014, between Issuer and the Indenture Trustee

2.	Series 2016-A, issued pursuant to that certain Indenture Supplement, dated as of July 27, 2016, between Issuer and the Indenture Trustee

3.	Series 2018-B, issued pursuant to that certain Indenture Supplement, dated as of September 27, 2018, between Issuer and the Indenture Trustee

4.	Series 2018-C, issued pursuant to that certain Indenture Supplement, dated as of November 7, 2018, between Issuer and the Indenture Trustee

5.	Series 2019-A issued pursuant to that certain Indenture Supplement, dated as of February 20, 2019, between Issuer and the Indenture Trustee

6.	Series 2019-B issued pursuant to that certain Indenture Supplement, dated as of June 26, 2019, between Issuer and the Indenture Trustee

7.	Series 2019-C issued pursuant to that certain Indenture Supplement, dated as of September 26, 2019, between Issuer and the Indenture Trustee